NEWS RELEASE

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports First Quarter Fiscal 2016 Results

EVANSVILLE, Ind. – February 10, 2016 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its first fiscal 2016 quarter, referred to in the following as the December 2015 quarter.

Highlights
•	Reported record net sales of $1,612 million for the December 2015 quarter compared to $1,220 million in the December 2014 quarter
•	Posted record Operating EBITDA of $276 million (17.1 percent of net sales) in the December 2015 quarter compared to $182 million (14.9 percent of net sales) in the prior year quarter
•	Generated $191 million of cash flow from operations in the December 2015 quarter compared to $100 million in the prior year quarter
•	Increased adjusted free cash flow by 25 percent to $45 million in the December 2015 quarter resulting in a total of $445 million for the four quarters ended
•	Increased our fiscal year 2016 Operating EBITDA guidance by $20 million to $1,180 million and reaffirmed our adjusted free cash flow guidance of $475 million

"During the quarter we achieved record net sales and operating EBITDA for any quarter in the Company’s history and successfully closed the Avintiv acquisition on October 1.  The significantly improved results and volume growth in certain key product categories are an outcome of our strategy and a testament to the focus on execution by everyone at Berry.  With a very good start to the fiscal year and only a few short months since the Avintiv acquisition, the initial report card has exceeded our expectations,” said Jon Rich, Chairman and CEO of Berry Plastics.

December 2015 Quarter Results
For the December 2015 quarter, the Company recorded net sales of $1,612 million compared to $1,220 million in the same prior year period.  The year-over-year increase was primarily attributed to net sales from the acquisition of AVINTIV, Inc. (“Avintiv”) along with an increase in base volumes partially offset by decreased selling prices as a result of the pass-through of lower raw material costs and unfavorable currency translation.  Net sales by reportable segment (reflecting our previously announced new operating segment structure) are presented in the following table.

	Quarterly Period Ended (Unaudited)
Net sales (in millions of dollars)	January 2, 2016	December 27, 2014	$ Change	% Change
Consumer Packaging	$683	$712	$(29)	(4)%
Health, Hygiene, & Specialties.	564	129	435	337%
Engineered Materials	365	379	(14)	(4	) %
Total net sales	$1,612	$1,220	$392	32%

For the December 2015 quarter, the Company had operating income of $86 million compared to $68 million in the same prior year quarter.  The 26 percent year-over-year increase was primarily attributed to an improvement in the relationship of net selling price to raw material and freight costs, an improvement in operating performance in manufacturing, realization of synergies and the increase in net sales noted above.  These positive contributions were partially offset by increases in depreciation and amortization expense, business integration expenses, and selling, general, and administrative expenses, along with unfavorable currency translation.

Capital Structure and Adjusted Free Cash Flow
The ratio of net debt of $5,866 million to pro forma adjusted EBITDA of $1,206 million for the four quarters ended January 2, 2016 was 4.9, representing a 0.3 improvement (reduction) from our June 2015 quarter end pro forma ratio of 5.2.  The Company’s adjusted free cash flow for the December 2015 quarter was $45 million, an increase of 25 percent, compared to $36 million in the prior year period.  Additionally, the current quarter included $30 million of cash uses associated with the acquisition of Avintiv.  Excluding these items, adjusted free cash flow would have been $75 million or 108 percent over the prior year quarter.

(Unaudited)	January 2, 2016	September 26, 2015
(in millions of dollars)

Term loans	$4,426	$2,388
5½% second priority notes	500	500
5⅛% second priority notes	700	700
6% second priority notes	400	—
Debt discounts and deferred fees	(72)	(29)
Capital leases and other	194	126
Total debt	$6,148	$3,685
Less: cash and cash equivalents	(282)	(228)
Net debt (1)	$5,866	$3,457

(1)	Increase primarily related to the purchase of Avintiv on October 1, 2015 for approximately $2.3 billion.

Outlook
“Given the strong start to our fiscal year we are now increasing our operating EBITDA guidance for the 2016 fiscal year by $20 million to $1,180 million.  The benefits we anticipated from the Avintiv acquisition are on track and exceeding initial estimates.  Today, we are reaffirming our fiscal 2016 adjusted free cash flow guidance of $475 million assuming no significant impact from resin cost changes.  The estimate includes cash flow from operating activities of $817 million less $285 million of net additions to property, plant, and equipment and the $57 million tax receivable agreement payment made in October 2015,” stated Rich.

“A key priority remains debt reduction with a goal to lower our overall leverage by a half turn per year.  Consistent with this goal, we have voluntarily used $150 million for early debt retirement since the start of the fiscal year in October 2015.”

 Investor Conference Call
The Company will host a conference call today, February 10, 2016, at 10 a.m. Eastern Time to discuss its first quarter fiscal 2016 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1668020.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast by visiting the Company’s Investor page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning February 10, 2016, at 1 p.m. Eastern Time, to February 17, 2016, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1668020.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers, with pro forma net sales of $6.7 billion in fiscal 2015.  The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY and its world headquarters is located in Evansville, Indiana.  For additional information, visit the Company’s website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income per share and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) the ability of our insurance to cover fully our potential exposures; (13) risks that our restructuring programs may entail greater implementation costs  or result in lower costs savings than anticipated; (14) potential failure to realize the intended benefits of the acquisition of Avintiv, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, or at all; (15) increased exposure to international risks as a result of the acquisition of Avintiv, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (16) the other factors discussed in the under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Plastics Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended
	January 2, 2016	December 27, 2014
Net sales	$1,612	$1,220
Costs and expenses:
Cost of goods sold	1,320	1,037
Selling, general and administrative	154	85
Amortization of intangibles	36	25
Restructuring and impairment charges	16	5
Operating income	86	68

Other expense (income), net	4	(1)
Interest expense, net	75	53
Income before income taxes	7	16
Income tax expense	3	3
Net income	$4	$13

Net income per share:
Basic	$0.03	$0.11
Diluted	0.03	0.11

Outstanding weighted-average shares: (in millions)
Basic	120.1	118.2
Diluted	124.9	122.9

Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended
	January 2, 2016	December 27, 2014
Consolidated net income	$4	$13
Currency translation	(23)	(14)
Interest rate hedges	4	(7)
Provision for income taxes related to other comprehensive income items	(1)	2
Comprehensive loss	$(16)	$(6)

Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	January 2, 2016	September 26, 2015
Assets:
Cash and cash equivalents	$282	$228
Accounts receivable, net	625	434
Inventories	681	522
Other current assets	104	199
Property, plant, and equipment, net	2,297	1,294
Goodwill, intangible assets, and other long-term assets	3,721	2,351
Total assets	$7,710	$5,028

Liabilities and stockholders' equity (deficit)
Current liabilities, excluding debt	$964	$668
Current and long-term debt	6,148	3,685
Other long-term liabilities	665	728
Redeemable non-controlling interest	12	12
Stockholders’ deficit	(79)	(65)
Total liabilities and stockholders' equity (deficit)	$7,710	$5,028

Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	January 2, 2016	December 27, 2014
Cash flows from operating activities:
Consolidated net income	$4	$13
Depreciation	103	66
Amortization of intangibles	36	25
Other non-cash items	6	12
Other assets and liabilities	5	(2)
Working capital	37	(14)
Net cash from operating activities	191	100

Cash flows from investing activities:
Additions to property, plant, and equipment	(93)	(35)
Proceeds from sale of assets	4	10
Acquisitions of businesses, net of cash acquired	(2,286)	—
Net cash from investing activities	(2,375)	(25)

Cash flows from financing activities:
Proceeds from long-term borrowings	2,492	—
Repayment of long-term borrowings	(100)	(116)
Proceeds from issuance of common stock	7	7
Debt financing costs	(36)	—
Payment of tax receivable agreement	(57)	(39)
Purchase of non-controlling interest	(66)	—
Net cash from financing activities	2,240	(148)
Effect of exchange rate changes on cash	(2)	(3)
Net change in cash and cash equivalents	54	(76)
Cash and cash equivalents at beginning of period	228	129
Cash and cash equivalents at end of period	$282	$53

Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended
	January 2, 2016	December 27, 2014
Net sales:
Consumer Packaging	$683	$712
Health, Hygiene, & Specialties	564	129	(1)
Engineered Materials	365	379
Total net sales	$1,612	$1,220	(1)
Operating income:
Consumer Packaging	$43	$30
Health, Hygiene, & Specialties	5	7
Engineered Materials	38	31
Total operating income	$86	$68
Depreciation and amortization:
Consumer Packaging	$67	$63
Health, Hygiene, & Specialties	54	7
Engineered Materials	18	21
Total depreciation and amortization	$139	$91
Restructuring and impairment charges:
Consumer Packaging	$3	$2
Health, Hygiene, & Specialties	12	3
Engineered Materials	1	—
Total restructuring and impairment charges (3)	$16	$5
Business optimization costs (2) :
Consumer Packaging	$3	$14
Health, Hygiene, & Specialties	24	1
Engineered Materials	8	3
Total business optimization costs (3)	$35	$18
Operating EBITDA:
Consumer Packaging	$116	$109
Health, Hygiene, & Specialties	95	18	(4)
Engineered Materials	65	55
Total operating EBITDA	$276	$182	(4)

(1)
Net sales for Avintiv in the December 2014 quarter was $499 million.  Pro forma net sales within the HH&S segment, including Avintiv for the December 27, 2014 quarter, would be $628 million and total pro forma net sales for the December 27, 2014 quarter would be $1,719 million.

(2)	Includes integration expenses, non-cash charges, and other business optimization costs.
(3)	Increase from prior year quarter is primarily related to the Avintiv acquisition.
(4)
Operating EBITDA for Avintiv in the December 2014 quarter was $57 million.  Operating EBITDA, including Avintiv for the HH&S segment in the December 27, 2014 quarter, would be $75 million and total operating EBITDA for the December 27, 2014 quarter would be $239 million.  Avintiv’s  operating EBITDA of $57 million includes $13 million of operating income, plus $28 million of depreciation and amortization, plus $16 million of other business optimization and restructuring costs.

Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)
			Four Quarters
	Quarterly Period Ended		Ended
	January 2, 2016	December 27, 2014	January 2, 2016

Operating income	$86	$68	$426
Add: non-cash amortization from 2006 private sale	8	8	33
Add: restructuring and impairment	16	5	25
Add: business optimization costs (2)	35	18	60
Adjusted operating income (5)	$145	$99	$544

Add: depreciation	103	66	296
Add: amortization of intangibles (3)	28	17	70
Operating EBITDA (5)	$276	$182	$910

Add: pro forma acquisitions (4)	—		224
Add: unrealized cost savings (4)	13		72
Adjusted EBITDA (5)	$289		$1,206

Cash flow from operating activities	$191	$100	$728
Net additions to property, plant, and equipment	(89)	(25)	(226)
Payment of tax receivable agreement	(57)	(39)	(57)
Adjusted free cash flow (5)	$45	$36	$445

Net income per diluted share	$0.03	(1)	$0.11
Non-cash amortization from 2006 private sale (net of tax)	0.04		0.04
Restructuring and impairment (net of tax)	0.09		0.02
Business optimization costs (2) (net of tax)	0.19		0.10
Adjusted net income per diluted share (5)	$0.35		$0.27

(1)
Includes the estimated step-up depreciation and amortization expense related to the Avintiv acquisition of $0.07.  Excluding this estimated step-up our net income and adjusted net income per diluted share would be $0.10 and $0.42, respectively.

(2)	Includes integration expenses, non-cash charges, and other business optimization costs.

(3)
Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the January 2, 2016 and December 27, 2014 quarters and $33 million for the four quarters ended January 2, 2016.

(4)
Four quarters ended pro forma acquisitions represents Operating EBITDA for Avintiv for the period of January 2015 to September 2015.  Unrealized cost savings primarily represents unrealized cost savings related to the Avintiv acquisition.

(5)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. These non-GAAP financial measures are among the indicators used by management to measure the performance of the Company’s operations, and also among the criteria upon which performance-based compensation may be based.  Adjusted EBITDA also is used by our lenders for debt covenant compliance purposes. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our Company’s ability to fund its growth through its generation of cash.  Our projected Adjusted Free Cash flow for fiscal 2016 assumes $817 million of cash flow from operations less $285 million of net additions to property, plant, and equipment and $57 million of payments under our tax receivable agreement.

Similar non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Because of these limitations, you should consider the non-GAAP financial measures alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.

Investor Contact:
Dustin Stilwell
812.306.2964
ir@berryplastics.com

Media Contact:
Eva Schmitz
812.306.2424
evaschmitz@berryplastics.com

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